Exhibit 99.1

Monroe Capital Corporation BDC Announces Second Quarter 2021 Results

CHICAGO, IL, August 3, 2021 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the second quarter ended June 30, 2021.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Second Quarter 2021 Financial Highlights

•	Net Investment Income of $5.2 million, or $0.24 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.3 million, or $0.25 per share

•	Net increase in net assets resulting from operations of $11.3 million, or $0.53 per share
•	Net Asset Value (“NAV”) of $244.8 million, or $11.36 per share

•	Paid quarterly dividend of $0.25 per share on June 30, 2021

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong financial results. During the second quarter, we reported our fifth consecutive quarterly increase in our Net Asset Value. These positive results are consistent with the success we have enjoyed at Monroe Capital LLC over our 18-year history. We continue to cover our dividend with per share Adjusted Net Investment Income and our new deal pipeline remains strong. The M&A market is very active and we are a significant player in providing private credit in the lower middle market. As always, we continue to be focused on the interests of our shareholders and will remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

We are pleased to report Adjusted Net Investment Income of $5.3 million or $0.25 per share for the quarter ended June 30, 2021. This compares with $5.4 million or $0.25 per share for the quarter ended March 31, 2021. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.28 per share, or 2.5%, to $244.8 million or $11.36 per share as of June 30, 2021, compared to $236.2 million or $11.08 per share as of March 31, 2021. The NAV increase of $0.28 per share was primarily the result of net realized and unrealized gains on the portfolio.

Below are our estimates of the components of the $0.28 increase in per share NAV for the quarter attributable to net gains:

•	$0.20 per share increase in NAV attributable to net gains on portfolio companies that have underlying credit or fundamental performance concerns resulting in a risk rating of Grade 3, 4 or 5 on the Company’s internal risk rating scale. Please refer to the Company’s 10-Q for additional information on the Company’s risk rating system.

•	$0.05 per share increase in NAV attributable to broad market movements or improvements in fundamental performance on the remainder of the portfolio. Of that $0.05 per share, approximately $0.03 per share was attributable to names held in the portfolio directly, while approximately $0.02 per share was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).

•	$0.04 per share increase in NAV attributable to other gains, primarily comprised of realized gains.

During the quarter, MRCC’s regulatory debt-to-equity leverage increased from 0.94 times debt-to-equity to 1.05 times debt-to equity. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	June 30, 2021	March 31, 2021
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$529,989	$521,379
Total assets	$589,551	$544,473
Net asset value	$244,797	$236,163
Net asset value per share	$11.36	$11.08

	For the quarter ended
	June 30, 2021	March 31, 2021
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,157	$5,326
Adjusted net investment income (1)	$5,310	$5,356
Net gain (loss)	$6,173	$1,729
Net increase (decrease) in net assets resulting from operations	$11,330	$7,055

Per share data:
Net investment income	$0.24	$0.25
Adjusted net investment income (1)	$0.25	$0.25
Net gain (loss)	$0.29	$0.08
Net increase (decrease) in net assets resulting from operations	$0.53	$0.33

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 91 portfolio companies, with a total fair value of $530.0 million as of June 30, 2021, as compared to debt and equity investments in 85 portfolio companies, with a total fair value of $521.4 million, as of March 31, 2021. The Company’s portfolio consists primarily of first lien loans, representing 84.9% of the portfolio as of June 30, 2021, and 84.5% of the portfolio as of March 31, 2021. As of June 30, 2021, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.6% and 7.6%, respectively, as compared to the weighted average contractual and effective yield of 7.7% and 7.7%, respectively, as of March 31, 2021. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of June 30, 2021, 5.0% of the Company’s total investments at fair value were on non-accrual as compared to 5.2% as of March 31, 2021.

Financial Review

Net Investment Income for the quarter ended June 30, 2021 totaled $5.2 million, or $0.24 per share, compared to $5.3 million, or $0.25 per share, for the quarter ended March 31, 2021. Adjusted Net Investment Income was $5.3 million, or $0.25 per share, for the quarter ended June 30, 2021, compared to $5.4 million, or $0.25 per share, for the quarter ended March 31, 2021. Investment income for the quarter ended June 30, 2021 totaled $12.4 million, compared to $13.2 million for the quarter ended March 31, 2021. Although the total investment portfolio increased as of June 30, 2021 when compared to March 31, 2021, the average investment portfolio size during the second quarter was slightly lower than the first quarter, resulting in a decline in investment income during the quarter. Total expenses, net of incentive fee waivers, for the quarter ended June 30, 2021 totaled $7.2 million, compared to $7.9 million for the quarter ended March 31, 2021. The $0.7 million decrease during the quarter was primarily the result of lower interest and other debt financing expenses and reduced incentive fees. The reduction in interest and other debt financing expenses is primarily the result of the refinancing of the Company’s 5.75% 2023 Notes with the 4.75% 2026 Notes and the Company’s repayment of $28.1 million in SBA debentures during the three months ended March 31, 2021.

Net gain (loss) was $6.2 million for the quarter ended June 30, 2021, compared to $1.7 million for the quarter ended March 31, 2021. The Company’s portfolio increased in value by 1.0%, from 92.1% of amortized cost as of March 31, 2021 to 93.1% of amortized cost as of June 30, 2021.

Net increase (decrease) in net assets resulting from operations was $11.3 million, or $0.53 per share, for the quarter ended June 30, 2021, compared to $7.1 million, or $0.33 per share, for the quarter ended March 31, 2021.

Liquidity and Capital Resources

At June 30, 2021, the Company had $21.1 million in cash, $29.5 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $126.7 million of debt outstanding on its revolving credit facility, $130.0 million of debt outstanding on its 2026 Notes, and $86.9 million in outstanding SBA debentures. As of June 30, 2021, the Company had approximately $128.3 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

SBIC Subsidiary

As of June 30, 2021, MRCC SBIC had $57.6 million in leverageable capital, $29.5 million in cash and $101.3 million in investments at fair value. As of June 30, 2021, the Company had $86.9 million in SBA debentures outstanding. As a result of exemptive relief granted by the Securities and Exchange Commission (“SEC”), the SBA debentures are excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of June 30, 2021, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $41.4 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $41.1 million at March 31, 2021. During the quarter ended June 30, 2021, the Company received an income distribution from SLF of $1.1 million, compared to the $1.2 million received during the quarter ended March 31, 2021. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio increased value by 0.3% during the quarter, from 98.9% of amortized cost as of March 31, 2021 to 99.2% of amortized cost as of June 30, 2021.

As of June 30, 2021, SLF had total assets of $199.8 million (including investments at fair value of $196.5 million), total liabilities of $117.0 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $117.8 million) and total members’ capital of $82.8 million. As of March 31, 2021, SLF had total assets of $202.5 million (including investments at fair value of $198.6 million), total liabilities of $120.4 million (including borrowings under the SLF Credit Facility of $121.6 million) and total members’ capital of $82.1 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	June 30, 2021		March 31, 2021
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,157	$0.24	$5,326	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	153	0.01	30	—
Adjusted Net Investment Income	$5,310	$0.25	$5,356	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Second Quarter 2021 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, August 4, 2021 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #3944659.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2021 to be filed with the SEC (www.sec.gov) on August 3, 2021.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2021	March 31, 2021
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$379,045	$372,493
Non-controlled affiliate company investments	109,559	107,819
Controlled affiliate company investments	41,385	41,067
Total investments, at fair value (amortized cost of: $569,165 and $565,821, respectively)	529,989	521,379
Cash	21,129	7,723
Restricted cash	29,545	8,165
Unrealized gain on foreign currency forward contracts	333	221
Interest receivable	6,900	5,944
Other assets	1,655	1,041
Total assets	589,551	544,473

LIABILITIES
Debt:
Revolving credit facility	126,668	92,891
2026 Notes	130,000	130,000
SBA debentures payable	86,900	86,900
Total debt	343,568	309,791
Less:Unamortized deferred financing costs	(7,178)	(7,715)
Total debt, less unamortized deferred financing costs	336,390	302,076
Interest payable	3,989	1,809
Management fees payable	2,327	2,334
Incentive fees payable	—	193
Accounts payable and accrued expenses	2,048	1,863
Directors' fees payable	—	35
Total liabilities	344,754	308,310
Net assets	$244,797	$236,163

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,544 and 21,304 shares issued and outstanding, respectively	$22	$21
Capital in excess of par value	297,586	294,897
Accumulated undistributed (overdistributed) earnings	(52,811)	(58,755)
Total net assets	$244,797	$236,163
Net asset value per share	$11.36	$11.08

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	June 30, 2021	March 31, 2021
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$8,079	$8,233
Payment-in-kind interest income	227	654
Dividend income	30	20
Fee income	300	477
Total investment income from non-controlled/non-affiliate company investments	8,636	9,384
Non-controlled affiliate company investments:
Interest income	1,102	1,562
Payment-in-kind interest income	1,507	1,025
Dividend income	44	42
Total investment income from non-controlled affiliate company investments	2,653	2,629
Controlled affiliate company investments:
Dividend income	1,075	1,200
Total investment income from controlled affiliate company investments	1,075	1,200
Total investment income	12,364	13,213

Operating expenses:
Interest and other debt financing expenses	3,842	4,453
Base management fees	2,327	2,334
Incentive fees	420	830
Professional fees	240	226
Administrative service fees	337	356
General and administrative expenses	269	260
Directors' fees	39	35
Expenses before incentive fee waivers	7,474	8,494
Incentive fee waiver	(420)	(637)
Total expenses, net of incentive fee waivers	7,054	7,857
Net investment income before income taxes	5,310	5,356
Income taxes, including excise taxes	153	30
Net investment income	5,157	5,326

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	909	58
Non-controlled affiliate company investments	—	(250)
Extinguishment of debt	—	(2,774)
Foreign currency forward contracts	(37)	(38)
Foreign currency and other transactions	—	(14)
Net realized gain (loss)	872	(3,018)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	4,243	4,641
Non-controlled affiliate company investments	705	(1,802)
Controlled affiliate company investments	318	1,783
Foreign currency forward contracts	112	334
Foreign currency and other transactions	(77)	(209)
Net change in unrealized gain (loss)	5,301	4,747

Net gain (loss)	6,173	1,729

Net increase (decrease) in net assets resulting from operations	$11,330	$7,055

Per common share data:
Net investment income per share - basic and diluted	$0.24	$0.25
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.53	$0.33
Weighted average common shares outstanding - basic and diluted	21,361	21,304

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	June 30, 2021	March 31, 2021
Interest income	$8,500	$8,961
Payment-in-kind interest income	1,734	1,679
Dividend income	1,149	1,262
Fee income	300	477
Prepayment gain (loss)	416	482
Accretion of discounts and amortization of premiums	265	352
Total investment income	$12,364	$13,213

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	June 30, 2021	March 31, 2021
Interest expense - revolving credit facility	$1,051	$1,005
Interest expense - 2023 Notes	—	837
Interest expense - 2026 Notes	1,544	1,132
Interest expense - SBA debentures	710	878
Amortization of deferred financing costs	537	601
Total interest and other debt financing expenses	$3,842	$4,453

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, and San Francisco.

Monroe has been recognized by both its peers and investors with various awards including Global M&A Network as the 2021 Mid-Markets Lender of the Year, U.S.A.; Private Debt Investor as the 2020 Lower Mid-Market Lender of the Year, 2020 Lender of the Year, and 2020 CLO Manager of the Year, Americas; Creditflux as the 2020 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:         Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com